Exhibit 5.1


                                                 WORLD FUEL SERVICES CORPORATION
                                 9800 NW 41st Street, Suite 400, Miami, FL 33178
                                              tel 305.428.8000  fax 305.392.5600
                                                                 www.wfscorp.com


August 6, 2009


World Fuel Services Corporation
9800 NW 41st Street, Suite 400
Miami, Florida 33178

Ladies and Gentlemen:

     I am Senior Counsel and Assistant Corporate Secretary of World Fuel Services Corporation, a Florida corporation (the "Company"), and have acted in such capacity in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 950,000 shares (the "Shares") of the Company's common stock, $.01 par value, to be offered pursuant to the World Fuel Services Corporation 2006 Omnibus Plan, as amended and restated (the "Plan").

     In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Restated Articles of Incorporation of the Company and the By-Laws of the Company, each as amended and restated, (ii) the Plan, (iii) all pertinent records of the meetings of the Board of Directors and shareholders of the Company and (iv) such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I have also examined the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

     I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to, the substantive laws of the state of Florida, including judicial interpretations of such laws and the federal laws of the United States of America, to the extent applicable.
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     I hereby  consent  to the  filing  of this  opinion  as an  exhibit  to the
Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,

                                          /s/ Ada D. Sarmento

                                              Ada D. Sarmento